Coast To Coast
Realty Group, Inc.
1290 N. Palm Avenue
Sarasota, Florida 34236
Tel. (941) 366-4679, Fax (941) 558-8423
24 Hours (941) 374-0891
e-mail coast@ix.netcom.com

MEMORANDUM

TO: RICHARD CHAMBERLIN
DATE MARCH 26, 1999
FROM: CHARLES SCIMECA
SUBJECT; ANSWERS TO DUE DILIGENCE EQUITY GROWTH  SYSTEMS

(l) ON JULY 7,1998 I FILED A LOST STOCK CERTIFICATE AFFIDAVIT WITH LIBERTY TRANSFER FOR THREE STOCK CERTIFICATES TOTALLY 450,000 SHARES. #027 ISSUED 11/10/95 (#153) 200,000 SHARES, #063 ISSUED 6/14/96 (#154) 100,000 SHARES, #130
ISSUED 03/26/98 (#155)150,000 SHARES. I ALSO STATED I WAS TRANSFERRING THE SHARES TO PALMAIR, INC. BUT I WAS RETAINING 100% INTEREST IN THE SHARES ,WHICH I DID UNTIL DECEMBER 18, 1998, THE 450,000 SHARES WERE THEN SOLD TO PALMAIR, INC. FOR $4,500.00. PALMAIR, INC. IS A BAHAMAS CORPORATION LOCATED AT 55 FREDERICK STREET NASSAU, BAHAMAS. CHRISTIAN GENTIS IS MY CONTACT, SHE IS A SHAREHOLDER AND DIRECTOR, I HAVE HAD BUSINESS DEALINGS WITH HER FOR THE PAST 10 YEARS, MAINLY INVOLVING CUSTOMERS SHE REFERS TO ME INVOLVING REAL ESTATE AND BUSINESS OPPORTUNITIES IN THE UNITED STATES, I HAVE NO INTEREST IN PALMAIR OR THE SHARES THAT WERE SOLD NOR AM I A STOCKHOLDER, OFFICER OR DIRECTOR IN PALMAIR.

I WAS NOT AWARE AN ATTORNEY'S OPINION WAS NEEDED FOR THE TRANSACTION BECAUSE I RETAINED FULL INTEREST IN THE SHARES UNTIL DECEMBER 18, 1998 AND THE TRANSFER AGENT DIDN'T MENTION ANY TYPE OF OPINION WAS NEEDED, AS FAR AS THE SALE IN DECEMBER IS CONCERNED BECAUSE IT WAS LESS THAN $10,000.00, I THOUGHT IT WAS TO BE DISCLOSED THE 1998 10K THAT IS BEING FILED NOW, WHICH WAS MY INTENT. I WAS NOT AWARE OF FORMS 3,4,5 IF THEY NEEDED TO BE FILED.

(2) I WAS AGREEING TO THE 2000 DATE WHEN I SIGNED THE OPTION AGREEMENT.

(8) I HAVE NOT AND KNOW ONLY WHAT HAS BEEN FILED BEFORE . ALTHOUGH I BELIEVE HOMAN AND MOFFITT SHOULD KEEP THEIR STOCK.

s/s Charles J. Scimeca s/s                   DATE 3-26-99

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